UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 29, 2007 (October 24, 2007)

NATIONAL PENN BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

000-22537-01	23-2215075
(Commission File Number)	(IRS Employer Identification No.)

Philadelphia and Reading Avenues, Boyertown, PA	19512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 367-6001

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[x]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, National Penn Bancshares, Inc. (“National Penn”) and KNBT Bancorp, Inc. (“KNBT”) entered into an Agreement and Plan of Merger on September 6, 2007 (the “Agreement”) providing for the merger of KNBT with and into National Penn (the “Merger”).  Under the terms of the Agreement, on the effective date of the Merger, the National Penn Board of Directors is to be comprised of fifteen directors, ten of whom are to be current National Penn directors (selected by National Penn) and five of whom are to be current KNBT directors (selected by KNBT and approved by National Penn).

On October 24, 2007, based on the recommendation of the Nominating/Corporate Governance Committee, the National Penn Board of Directors selected the ten National Penn directors to continue to serve on the National Penn Board of Directors upon closing of the Merger.  These continuing National Penn directors are Thomas A. Beaver, J. Ralph Borneman, Jr., Robert L. Byers, Patricia L. Langiotti, Molly K. Morrison, Glenn E. Moyer, Natalye Paquin, Robert E. Rigg, C. Robert Roth, and Wayne R. Weidner.  Accordingly, National Penn directors Albert H. Kramer, Frederick P. Krott, and Kenneth A. Longacre submitted to the Board their resignations as National Penn directors contingent upon, and effective as of, the Merger.  Messrs. Kramer and Krott will continue as directors of National Penn’s principal operating subsidiary, National Penn Bank.  Mr. Longacre’s resignation also covered his service as a director of National Penn Bank and is also contingent upon, and effective as of, the Merger.

Also at the October 24, 2007 meeting, based on the recommendation of the Nominating/Corporate Governance Committee, the National Penn Board of Directors approved the five KNBT directors selected by the KNBT Board of Directors to serve on the National Penn Board of Directors after closing of the Merger.  These directors are Donna Holton, Thomas L. Kennedy, Christian F. Martin, IV, Jeffrey P. Feather, and R. Chadwick Paul, Jr.  Each of these persons will also become a director of National Penn Bank, as will Scott V. Fainor, KNBT’s President and Chief Executive Officer, who will become National Penn’s Senior Executive Vice President and Chief Operating Officer and National Penn Bank’s President and Chief Executive Officer.

National Penn’s Board of Directors is divided into three classes of directors, each class as nearly equal in number as is possible, and each class with a term of three years.  At a future meeting of the National Penn Board of Directors to be held before the Merger, the Board will determine in which class it will place each of the five KNBT-selected directors and elect them to such positions effective as of the closing of the Merger.

Lastly, at the October 24, 2007 meeting, based on the recommendation of the Nominating/Corporate Governance Committee, the National Penn Board of Directors elected current National Penn director Thomas A. Beaver to serve as Lead Independent Director effective as of the closing of the Merger.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 24, 2007, the Board of Directors of National Penn, based upon the recommendation of its Nominating/Corporate Governance Committee, approved amendments to the Bylaws of National Penn, effective immediately. The amendments reflect the transition in 2008 to a non-employee Chairman, provide for a Vice Chairman in anticipation of closing the Merger, broaden the permitted exceptions to the Bylaws’ mandatory retirement provisions to include the Chairs of the Board’s standing committees, and require, rather than permit, the annual election of a Lead Independent Director.

The foregoing description of the Amended and Restated Bylaws of National Penn does not purport to be complete and is qualified in its entirety by the text of the Amended and Restated Bylaws themselves, which are filed in this Report as Exhibit 3.1 and incorporated herein by reference. Added language is shown in italics and underscored. The text of the Amended and Restated Bylaws is also available at National Penn’s website: www.nationalpennbancshares.com.

Section 8 – Other Events

Item 8.01 - Other Events:

The response to Item 5.02 is incorporated by reference into this Item 8.01.

Additional Information About This Transaction:

National Penn has filed a registration statement on Form S-4 in connection with the transaction, and National Penn and KNBT intend to mail a joint proxy statement/prospectus to their respective shareholders in connection with the transaction. Shareholders and investors are urged to read the joint proxy statement/prospectus when it becomes available, because it will contain important information about National Penn, KNBT and the transaction. You may obtain a free copy of the proxy statement/prospectus (when it is available) as well as other filings containing information about National Penn, at the SEC's web site at www.sec.gov. A free copy of the proxy statement/prospectus, and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus, may also be obtained from National Penn or KNBT, by directing the request to either of the following persons:

Ms. Sandra L. Spayd	Mr. Eugene Sobol
Corporate Secretary National Penn Bancshares, Inc.	Senior Executive Vice President and Chief Financial Officer
Philadelphia and Reading Avenues	KNBT Bancorp, Inc.
Boyertown, PA 19512	90 Highland Avenue
(610) 369-6202	Bethlehem, PA 18017
(610) 807-5888

National Penn, KNBT and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of National Penn and KNBT in favor of the transaction. Information regarding the interests of the executive officers and directors of National Penn and KNBT in the transaction will be included in the joint proxy statement/prospectus.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

3.1           Amended and Restated Bylaws of National Penn Bancshares, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PENN BANCSHARES, INC.

By /s/ Glenn E. Moyer
Name: Glenn E. Moyer
Title: President and CEO

Dated: October 29, 2007

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Bylaws of National Penn Bancshares, Inc.